UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 21, 2006

AKESIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-27409	84-1409219
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

888 Prospect Street, Suite 320

La Jolla, California 92037

(Address of principal executive offices, including zip code)

(858) 454-4311

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 21, 2006, we entered into a Securities Purchase Agreement (the “Agreement”) with certain accredited investors (the “Investors”) pursuant to which, among other things, we raised an aggregate of $3,510,000 through the sale and issuance of 5,850,000 shares of our Common Stock at a purchase price per share of $0.60 (the “Financing”). Pursuant to the Agreement, we also issued warrants (the “Warrants”) to purchase 877,500 shares of our Common Stock, exercisable at a price per share equal to $0.60. Each investor had the right to elect to either (a) receive a Warrant to purchase such number of shares of our Common Stock equal to the product obtained by multiplying (x) the aggregate number of shares purchased by the investor in the Financing by (y) 0.15, exercisable at a price per share equal to $0.60; or (b) enter into a registration rights agreement with us. All Investors in the Financing elected to receive a Warrant and accordingly, we did not enter into the registration rights agreement with any investor. The Warrants shall terminate upon the earlier of three years from the date of the closing or a change of control of our company.

In the Financing, Avalon Ventures VII, L.P. (“Avalon”) purchased 5,000,000 shares of Common Stock for $3,000,000 and received a Warrant to purchase 750,000 shares of Common Stock. Kevin Kinsella, a beneficial owner of our common stock, a holder of warrants to purchase common stock and member of our board of directors, is a managing member of Avalon GP, LLC, which is the general partner of Avalon. Jay Lichter, our President and Chief Executive Officer and an optionholder and member of our board of directors, is a venture partner of Avalon.

On November 17, 2006, our board of directors approved and ratified a letter agreement (the “Finders Agreement”) with Globalvest Partners, LLC (“Globalvest”) pursuant to which Globalvest provided finders’ services in connection with the Financing. Pursuant to the Finders Agreement, Globalvest will receive (a) a cash fee equal to eight percent (8%) of all funds invested by investors introduced by such finder, and (b) a warrant to purchase such number of shares of Common Stock equal to the quotient obtained by dividing (x) six percent (6%) of the gross proceeds received by investors introduced to us by Globalvest by (y) $0.60, exercisable at a price per share equal to $0.60. On the date of the closing of the Financing, Globalvest received a cash fee equal to $26,400 and a warrant to purchase 33,000 shares of our Common Stock, exercisable at a price per share equal to $0.60. The warrant shall terminate upon the earlier of five years from the closing of the Financing or a change of control of our Company. For nine months following the closing of the Financing, Globalvest shall have the right to receive fees for any investors it previously introduced to us who purchase our Common Stock in a private placement during that nine-month period. The warrant contains cashless exercise provisions, and Globalvest has piggyback registration rights for the shares underlying the warrant.

The issuances of the shares of Common Stock and Warrants under the Agreement and the issuance of the warrant under the Finders Agreement were exempt from registration by virtue of Section 4(2) of the Securities Act of 1933, as amended. A copy of the Agreement is filed herewith as Exhibit 10.1 and is incorporated herein by reference. A copy of the form of Warrant is filed herewith as Exhibit 4.1 and is incorporated herein by reference. A copy of the Finders Agreement is filed herewith as Exhibit 10.2 and is incorporated herein by reference. A copy of the warrant issued to Globalvest is filed herewith as Exhibit 4.2 and is incorporated herein by reference. The registration rights agreement is not being filed as we did not enter into such agreement.

Following the closing of the Financing, we will pay Jay Lichter, our President, Chief Executive Officer and a member of our board of directors, a cash bonus of $100,000 and an annual salary of $150,000 effective as of November 16, 2006. Following the closing of the Financing, we will also pay John Hendrick, our Chief Financial Officer, a cash bonus of $106,300 and an annual salary of $100,000 effective as of November 16, 2006. In addition, effective as of November 17, 2006, we will pay each non-employee director $3,000 per board meeting attended in person and $1,500 per board meeting attended telephonically. The non-employee Chairman of our audit committee will receive $3,000 per audit committee meeting attended (whether in person or telephonically) and all other non-employee members of the audit committee will receive $1,500 per audit committee meeting attended (whether in person or telephonically).

Item 3.02.	Unregistered Sales of Equity Securities.

See Section 1.01 with respect to shares and warrants issued in connection with the transactions contemplated by the Agreement and the Finders Agreement.

Item 8.01.	Other Events.

On November 27, 2006, we issued a press release announcing the Financing. A copy of this press release is attached hereto as Exhibit 99.1. This summary is qualified in its entirety by reference to Exhibit 99.1 to this current report. The press release and the information therein are being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Form of Warrant to Purchase Common Stock issued pursuant to that certain Securities Purchase Agreement dated November 21, 2006 between the Company and the purchasers therein.

4.2	Warrant to Purchase Common Stock dated November 21, 2006 between the Company and Globalvest Partners, LLC.

10.1	Securities Purchase Agreement dated November 21, 2006 between the Company and the purchasers therein.

10.2	Finders Agreement dated November 8, 2006 between the Company and Globalvest Partners, LLC.

99.1	Press Release dated November 27, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AKESIS PHARMACEUTICALS, INC.

By:	/s/ John T. Hendrick
John T. Hendrick
Chief Financial Officer

Date: November 21, 2006